EXHIBIT 99.1

                                        FOR IMMEDIATE RELEASE

Marvel Adds Iron Man and The Incredible Hulk

Feature Film Projects to its Film Production Facility

New York, New York – October 4, 2006 - Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, announced today that it has completed the amendments required to enable the funding of its Iron Man and The Incredible Hulk feature film projects through its $525 million non-recourse debt facility. The films, which are being produced by the Company’s Marvel Studios subsidiary, were not included in the initial film financing facility but have now been added on the same terms.

Iron Man will be distributed by Paramount Pictures and is scheduled for release on May 2, 2008, and The Incredible Hulk will be distributed by Universal Studios and is planned for release in 2008. Borrowings under the film facility are non-recourse to Marvel Entertainment, Inc. and its affiliates.

About Marvel Entertainment, Inc.

With a library of over 5,000 characters, Marvel Entertainment, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused on utilizing its character franchises in licensing, entertainment, publishing and toys. Areas of emphasis include feature films, DVD/home video, consumer products, video games, action figures and role-playing toys, television and promotions. Rooted in the creative success of over sixty years of comic book publishing, Marvel's strategy is to leverage its character franchises in a growing array of opportunities around the world. For more information visit www.marvel.com.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including unexpected delays in the production of the Iron Man or The Incredible Hulk films or that Marvel may be delayed in meeting its lender's conditions for funding the Iron Man or The Incredible Hulk films under its film slate facility. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Iron Man and The Incredible Hulk and the distinctive likenesses thereof are trademarks of MVL Rights LLC and are used with permission. Copyright (C) 2006 MVL Rights LLC. Marvel is a trademark of Marvel Characters, Inc. and is used with permission. Copyright (C) 2006 Marvel Characters, Inc. All rights reserved. www.marvel.com.

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For further information contact:

Company	Media	Investor Relations
Matt Finick	Jeffrey Klein, Karen Silberg	Richard Land, David Collins
Marvel Entertainment	Dan Klores Communications	Jaffoni & Collins
212/576-4035	212-685-4300	212/835-8500
mfinick@marvel.com	jeff_klein@dkcnews.com	mvl@jcir.com